UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 14, 2013

DENBURY RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of
incorporation or organization)

1-12935 (Commission File Number)	20-0467835 (I.R.S. Employer Identification No.)

5320 Legacy Drive, Plano, Texas	75024
(Address of principal executive offices)	(Zip code)
Registrant's telephone number, including area code:	(972) 673-2000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 – Entry into a Material Definitive Agreement

On January 14, 2013, Denbury Onshore, LLC, a Delaware limited liability company (“Onshore”) and wholly-owned subsidiary of Denbury Resources Inc. (“Denbury” or the “Company”), entered into a purchase and sale agreement with Burlington Resources Oil & Gas Company, LP, a Delaware limited partnership and wholly-owned subsidiary of ConocoPhillips Company (collectively, “COP”), pursuant to which, at closing, Onshore will acquire producing property interests in the Cedar Creek Anticline (“CCA”) of Montana and North Dakota from COP for $1.05 billion in cash, subject to  customary closing adjustments.  The assets to be purchased include additional interests in certain of Denbury’s existing operated fields in CCA along with operating interests in other CCA fields.  The Company plans to fund the acquisition out of a portion of the cash proceeds received from Exxon Mobil Corporation and its wholly-owned subsidiary XTO Energy Inc. (collectively, “ExxonMobil”) pursuant to the Bakken sale and asset exchange transaction consummated in the fourth quarter of 2012, which cash proceeds were deposited into qualified trust accounts to allow for potential qualification for like-kind-exchange treatment under federal income tax rules with respect to future asset purchases.

The acquisition of the CCA properties is subject to satisfactory completion of customary title and environmental due diligence, as well as the satisfaction of customary closing conditions, including the termination or expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976.  The transaction is expected to close near the end of the first quarter of 2013 with a January 1, 2013 effective date (the “Effective Date”).  The purchase price is subject to customary adjustments for revenues and costs of the properties to be purchased from the Effective Date to the closing date.

A copy of the purchase and sale agreement is attached hereto as Exhibit 2.1 and is incorporated herein by reference.  The foregoing description of the purchase and sale agreement and the transactions contemplated thereby are qualified in their entirety by reference to the full text of the purchase and sale agreement.

Section 7 – Regulation FD

Item 7.01 – Regulation FD Disclosure

On January 15, 2013, Denbury issued a press release announcing that it had entered into a purchase and sale agreement to purchase the CCA properties from COP.  A copy of such press release is furnished as Exhibit 99.1 hereto.

Also on January 15, 2013, the Company posted an updated corporate presentation to the Company’s website at www.denbury.com, which presentation includes additional details on the acquisition of the CCA properties and will be available on Denbury's website for approximately three weeks after posting.

The presentation materials contain forward-looking statements that involve risks and uncertainties related to, among other things, forecasted capital expenditures, drilling activity, completion of acquisitions, development activities, timing of CO2 injections and initial production response in tertiary flooding projects, estimated costs, production rates and volumes or forecasts thereof, estimates of hydrocarbon reserve quantities and values, CO2 reserves, helium reserves, potential reserves from tertiary operations, future hydrocarbon prices or assumptions, liquidity, cash flows, availability of capital, borrowing capacity, finding costs, rates of return, overall economics, net asset values, estimates of potential or recoverable reserves and anticipated production growth rates in our CO2 models, the Company’s estimated production in 2012 and 2013, future production and expenditure estimates, and availability and cost of equipment and services.  These forward-looking statements are generally accompanied by words such as “estimated”, “preliminary”, “projected”, “potential”, “anticipated”, “forecasted” or other words that convey the uncertainty of future events or outcomes.  These statements are based on management’s current plans and assumptions and are subject to a number of risks and uncertainties as further outlined in the Company’s most recent Form 10-K and Form 10-Q filed with the SEC.  Therefore, the actual results may differ materially from the expectations, estimates or assumptions expressed in or implied by any forward-looking statement made by or on behalf of the Company.

The information contained in this Item 7.01 and in Exhibit 99.1 hereto are being furnished and shall not be deemed “filed” for any purpose, and shall not be deemed incorporated by reference in any document whether or not filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, regardless of any general incorporation language in any such document.

Section 9 – Financial Statements and Exhibits

Item 9.01 – Financial Statements and Exhibits

(d)	Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit Number	Description
2.1*	Purchase and Sale Agreement, dated January 14, 2013, between Burlington Resources Oil & Gas Company LP and Denbury Onshore, LLC.
99.1*	Denbury Press Release, dated January 15, 2013.

*	Included herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Denbury Resources Inc. (Registrant)
Date: January 15, 2013	By:	/s/ Alan Rhoades
Alan Rhoades
Vice President and Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Purchase and Sale Agreement, dated January 14, 2013, between Burlington Resources Oil & Gas Company LP and Denbury Onshore, LLC.
99.1	Denbury Press Release, dated January 15, 2013.